Exhibit 99.1

Contacts: JaCee Burnes Exelon Investor Relations 312-394-2948 jacee.burnes@exeloncorp.com Judy Rader Exelon Corporate Communications 312-394-7417 judith.rader@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON GENERATION ANNOUNCES PRICING OF $775 MILLION

OF SENIOR NOTES

CHICAGO (June 13, 2012) — Exelon Generation Company, LLC (Generation) announced today that it has agreed to sell to initial purchasers in a private offering $275 million of senior notes maturing on June 15, 2022, with a coupon of 4.25%, and $500 million of Senior Notes maturing on June 15, 2042, with a coupon of 5.60% (the Notes). The sale of the Notes is expected to close on June 18, 2012. Generation will use the net proceeds from the sale for general corporate purposes.

The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the Securities Act), subject to market and other conditions. No assurance can be given that the offering will be completed or, if completed, as to the terms on which it is completed. The Notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) those factors discussed in the following sections of our 2011 Annual Report on Form 10-K: (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) those factors discussed in the following section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012: (a) Part II, Other Information, ITEM 1A. Risk Factors, (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation and Exelon Generation Company, LLC (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation (NYSE:EXC) is the nation’s leading competitive energy provider, with approximately $33 billion in annual revenues. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is the largest competitive U.S. power generator, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

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